Exhibit 99.1

GENTEX REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

    ZEELAND, MI -- (GLOBE NEWSWIRE - April 25, 2025) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass, fire protection technologies, medical devices, and consumer electronics, today reported financial results for the three months ended March 31, 2025.
1st Quarter 2025 Summary
•Net sales of $576.8 million, a 2% decrease compared to the first quarter of 2024, versus light vehicle production that was down 3% quarter over quarter in the Company's primary markets
•Gross profit margin of 33.2%, an increase of 70 basis points from the fourth quarter of 2024
•Income from operations of $113.0 million
•Net income of $94.9 million
•Earnings per diluted share of $0.42, a decrease of 11% from the first quarter of 2024
•3.1 million shares repurchased during the quarter

    For the first quarter of 2025, the Company reported net sales of $576.8 million, compared to net sales of $590.2 million in the first quarter of 2024. For the first quarter of 2025, global light vehicle production increased by approximately 1%, compared to the first quarter of 2024, but decreased 3% quarter over quarter in the Company's primary markets of North America, Europe, and Japan/Korea. "During the first quarter of 2025, trim-mix within the light vehicle production build weakened versus forecast across all major regions, but especially in our primary markets. The trim-mix impacted take rates for several features, but especially exterior mirror unit shipments, which were 15% down quarter over quarter in North America, and 8% internationally,” said Gentex President and CEO, Steve Downing. “Overall, the weakness resulted in a shortfall of expected sales of approximately $25 - $30 million for the quarter," commented Downing.
For the first quarter of 2025, the gross margin was 33.2%, compared to a gross margin of 34.3% for the first quarter of 2024. Compared to the first quarter of 2024, the gross margin declined as a result of lower revenue, unfavorable product mix, and new tariff costs in the first quarter of 2025. Sequentially, the gross margin improved by 70 basis points, as a result of purchasing cost reductions and higher sales

Exhibit 99.1
levels versus the fourth quarter of 2024. "Overall, despite the lower than forecasted revenue and the weaker than anticipated mix, our sequential margin improvement in the first quarter resulted in a solid start to this calendar year. In addition to the revenue headwinds, the gross margin was also impacted by new tariff expenses of approximately $650,000 in the quarter. We remain committed to the cost improvement initiatives already underway, and we are actively expanding this program to help identify additional efficiencies to help offset the margin pressures that are likely to be created due to the pending tariff impacts,” said Downing.
Operating expenses during the first quarter of 2025 increased by 8% to $78.7 million, compared to operating expenses of $72.9 million in the first quarter of 2024. Total operating expenses for the first quarter of 2025 were impacted by severance related expenses of $2.9 million, as no comparable severance charges were incurred by the Company in the first quarter of 2024. “Operating expenses are moderating in 2025, which is in line with our expectations. During the first quarter, the Company incurred severance related expenses of $2.9 million, primarily related to early retirement incentives offered to long-tenured employees. The Company also incurred one-time expenses during the first quarter related to the VOXX International Corporation ("VOXX") merger of approximately $0.9 million. In total, the severance and merger related expenses accounted for nearly two-thirds of the quarter over quarter operating expense growth, which means the core expense growth was less than 3% for the quarter,” said Downing.
    Income from operations for the first quarter of 2025 was $113.0 million, compared to income from operations of $129.3 million for the first quarter of 2024.
Other income was $0.6 million during the first quarter of 2025, compared to Other loss of $1.7 million in the first quarter of 2024. The quarter over quarter change was driven by increased investment income, as well as reduced losses on other investments, versus the first quarter of 2024.
During the first quarter of 2025, the Company had an effective tax rate of 16.5%, compared to an effective tax rate of 15.2% during the first quarter of 2024. The quarter over quarter change in the effective tax rate was driven by lower tax benefits on stock-based compensation compared to the first quarter of 2024.

Exhibit 99.1
Net income for the first quarter of 2025 was $94.9 million, compared to net income of $108.2 million for the first quarter of 2024. The change in net income for the first quarter was primarily driven by the changes in net sales and income from operations, compared to the first quarter of 2024.
Earnings per diluted share for the first quarter of 2025 were $0.42, compared to earnings per diluted share of $0.47 for the first quarter of 2024. Earnings per diluted share for the first quarter of 2025 were impacted by the decrease in net sales and operating income, partially offset by an increase in other income on a quarter over quarter basis.
    Automotive net sales in the first quarter of 2025 were $563.9 million compared to $577.6 million in the first quarter of 2024. Auto-dimming mirror unit shipments decreased by 7% during the first quarter of 2025, compared to the first quarter of 2024.
    Other net sales in the first quarter of 2025, which includes dimmable aircraft windows, fire protection products, and medical devices, were $12.9 million, compared to other net sales of $12.6 million in the first quarter of 2024. Fire protection product sales were $6.7 million in the first quarter of 2025, compared to $6.8 million for the first quarter of 2024. Dimmable aircraft window sales were $4.9 million, compared to $5.8 million for the first quarter of 2024. Other net sales for the first quarter of 2025 also included biometric product sales of $0.9 million, as well as $0.4 million in sales of the eSight Go medical devices, compared to no sales in the first quarter of 2024.
Share Repurchases
During the first quarter of 2025, the Company repurchased 3.1 million shares of its common stock at an average price of $24.52 per share. As of March 31, 2025, the Company has approximately 6.3 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases will vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s current forecasts for light vehicle production for the second quarter of 2025 and full years 2025 and 2026 are based on the mid-April 2025 S&P Global Mobility forecast for light vehicle

Exhibit 99.1
production in North America, Europe, Japan/Korea, and China. As a result of the current and expected tariff escalation in the China market, the Company has pro-actively halted production of interior and exterior mirrors destined for customers in the China market. Subsequently, many of the Company's customers based in China have canceled or paused orders at this time, while we work with these customers to better understand their ability and willingness to pay the elevated prices resulting from the new tariff rates.
Currently, global light vehicle production is expected to be down 2% for the second quarter of 2025, compared to the second quarter of 2024, while light vehicle production in our primary markets of North America, Europe and Japan/Korea is expected to be down approximately 6% in the second quarter of 2025, compared to the second quarter of 2024.
Light vehicle production estimates for 2025 in North America, Europe, and Japan/Korea have weakened significantly since the beginning of the year and is currently forecasted to decline approximately 5% compared to light vehicle production in calendar year 2024. The latest forecast for light vehicle production in North America estimates that the last three quarters of 2025 will be down approximately 11% versus the same period last year.
Lastly, light vehicle production for calendar year 2026 is now forecasted to be flat in our primary markets, compared to calendar year 2025. Second quarter 2025 and calendar years 2025 and 2026 forecasted light vehicle production volumes from S&P Global Mobility are shown below:

Light Vehicle Production (per S&P Global Mobility mid-April light vehicle production forecast)
(in Millions)
Region	Q2 2025	Q2 2024	% Change	Calendar Year 2026	Calendar Year 2025	Calendar Year 2024	2026 vs 2025 % Change	2025 vs 2024 % Change
North America	3.67	4.10	(10)%	14.50	14.01	15.45	3%	(9)%
Europe	4.29	4.49	(4)%	16.72	16.64	17.17	—%	(3)%
Japan and Korea	2.91	3.02	(4)%	11.19	11.76	11.98	(5)%	(2)%
China	7.31	6.99	5%	30.61	30.50	30.09	—%	1%
Total Light Vehicle Production	18.18	18.60	(2)%	73.02	72.91	74.69	—%	(2)%

Based on the current light vehicle production forecast and actual results for the first three months of 2025, as well as the pro-active decision of the Company to halt production and sales of product intended for the China market until customer agreements can be reached, the Company is making

Exhibit 99.1
certain changes to its previously provided guidance for calendar year 2025 as shown in the table below.

2025 Annual Guidance - (excluding VOXX Merger)
	As of January 31, 2025	As of April 25, 2025
Revenue - Primary Markets	$2.40 - $2.45 billion	$2.10 - $2.2 billion
Revenue - China	Included above	$50 - $120 million
Gross Margin	33.5% - 34.5%	33% - 34%
Operating Expenses (excluding severance)	$310 - $320 million	$300 - $310 million
Tax Rate	15% - 17%	15% - 17%
Capital Expenditures	$125 - $150 million	$100 - $125 million
Depreciation & Amortization	$85 - $90 million	$85 - $90 million

The Company's revenue guidance has been updated based on the current tariff environment and provides additional detail regarding revenue from the Company's primary markets, while separately identifying revenue from the China market. This additional detail regarding the Company’s revenue is included for the time being to allow investors to better understand the Company's exposure in the China market due to the impact that tariffs are expected to have on this market. Additionally, as noted, the revenue estimates above do not include any revenue from the recently completed merger with VOXX.
At this time, the Company is withdrawing revenue guidance for calendar year 2026 due to the significant uncertainty surrounding the China market as a result of the impact of incremental tariffs on Company exports to China; the economic impact of import and export tariffs on the Company's primary markets; and work being done to finalize a more complete financial picture of the recently completed merger with VOXX. The Company anticipates providing updated revenue guidance for calendar year 2026 once there is further clarity in the overall tariff landscape.
Merger with VOXX
On April 1, 2025, the Company closed on the strategic merger of VOXX, a global supplier of automotive and consumer electronics, as well as premium audio equipment. As of April 1, the Company expected to add between $325 and $375 million in revenue from the merger, on an annualized basis, and an expected revenue contribution to calendar year 2025 of approximately $240 to $280 million, before any impact from tariffs. As a result of recent tariff increases, the Company has notified its new customers from the VOXX merger of future price increases that will take effect throughout the balance of calendar year 2025. These price increases may create uncertainty in consumer demand for this year, which could

Exhibit 99.1
affect the expected revenue contribution from the VOXX merger. The Company is also undertaking strategic sourcing decisions that will take place throughout the next 6 - 12 months, which are designed to significantly reduce tariff expenses on incoming products from the China market.
Closing Remarks
"The last few months have been undeniably chaotic as we work to understand the impact that tariffs will have on our supply chain and sales channels. The extent of the impact to revenue for the year depends on how much our sales into the China market will be limited by the counter-tariffs that are in place for our exports, as well as, how much additional cost our OEM customers and consumers will be willing to pay for the additional import tariffs. While the tariffs will create some headwinds for the Company, we still believe that the product portfolio and the new technologies in development will provide a strong revenue trajectory over the next five years. In terms of profitability, we have made good strides in our gross margin recovery efforts, and will continue to execute the plan as well as additional opportunities that the team has identified to improve the long-term profitability of the business. In the short term, however, as we secure reimbursement for tariffs on imports, the gross margin percentage will be impacted as we add costs and reimbursements that don't include margin dollars. As we move through the year, we will be monitoring revenue closely and adjusting expenses to align to the market conditions. Lastly, the strength of the Company's balance sheet puts us in a favorable position to capitalize on the pull-back in our share price as we consider higher levels of share repurchases,” concluded Downing.
Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” "likely", “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ

Exhibit 99.1
materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; import and export duty and tariff rates with the countries with which we conduct business; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; negative impact of any governmental investigations and associated litigation, including securities litigation relating to the conduct of our business; and force majeure events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties include, tariffs and supply chain constraints that have affected, are affecting and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast of April 15, 2025 (http://www.gentex.com/forecast-disclaimer).

Exhibit 99.1
First Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, April 25, 2025. Participants who wish to ask questions may register for the call at https://register-conf.media-server.com/register/BId5094df774c442c5bda50fc086190a0e. It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming https://edge.media-server.com/mmc/p/rg2tswaj. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.

About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass, fire protection technologies, medical devices, and consumer electronics. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
616.931.3505

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended March 31,
	2025	2024	% Change
North American Interior Mirrors	2,249	2,262	(1)%
North American Exterior Mirrors	1,370	1,621	(15)%
Total North American Mirror Units	3,619	3,883	(7)%
International Interior Mirrors	5,140	5,554	(7)%
International Exterior Mirrors	2,783	3,034	(8)%
Total International Mirror Units	7,923	8,588	(8)%
Total Interior Mirrors	7,389	7,816	(5)%
Total Exterior Mirrors	4,153	4,655	(11)%
Total Auto-Dimming Mirror Units	11,542	12,471	(7)%

Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three Months Ended March 31,
	2025	2024
Net Sales	$576,773,090	$590,225,211

Cost of Goods Sold	385,039,503	387,987,605
Gross Profit	191,733,587	202,237,606

Engineering, Research & Development	45,924,364	42,181,986
Selling, General & Administrative	29,933,005	30,709,308
Severance Expense	2,889,112	—
Operating Expenses	78,746,481	72,891,294

Income from Operations	112,987,106	129,346,312

Other Income/(Loss)	640,476	(1,698,385)
Income before Income Taxes	113,627,582	127,647,927

Provision for Income Taxes	18,753,537	19,417,213

Net Income	$94,874,045	$108,230,714

Earnings Per Share(1)
Basic	$0.42	$0.47
Diluted	$0.42	$0.47

Cash Dividends Declared per Share	$0.120	$0.120

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2025	December 31, 2024
	(Unaudited)	(Note)
ASSETS
Cash and Cash Equivalents	$286,558,598	$233,318,766
Short-Term Investments	20,549,084	22,304,829
Accounts Receivable, net	330,625,348	295,344,353
Inventories	408,934,806	436,497,445
Other Current Assets	42,002,767	49,862,777
Total Current Assets	1,088,670,603	1,037,328,170

Plant and Equipment - Net	734,551,557	728,481,467

Goodwill	340,668,927	340,668,927
Long-Term Investments	300,626,514	339,604,044
Intangible Assets, net	190,832,346	195,157,160
Patents and Other Assets, net	127,199,281	119,581,207
Total Other Assets	959,327,068	995,011,338

Total Assets	$2,782,549,228	$2,760,820,975

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$266,633,348	$252,692,676
Other Non-current Liabilities	36,498,377	36,028,644
Shareholders' Investment	2,479,417,503	2,472,099,655
Total Liabilities & Shareholders' Investment	$2,782,549,228	$2,760,820,975

Note: The condensed consolidated balance sheet at December 31, 2024 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.